As filed with the Securities and Exchange Commission on May 12, 1999
                                                        Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      GLENBOROUGH REALTY TRUST INCORPORATED
      (Exact Name of Registrant as Specified in Its Governing Instruments)

               Maryland                             94-3211970
      (State or Other Jurisdiction               (I.R.S. Employer
   of Incorporation or Organization)          Identification number)

                      400 South El Camino Real, 11th Floor
                           San Mateo, California 94402
                                 (650) 343-9300
          (Address, Including Zip Code, and Telephone Number,
     Including Area Code, of Registrar's Principal Executive Offices)

                               Frank Austin, Esq.
          Senior Vice President, Glenborough Realty Trust Incorporated
                      400 South El Camino Real, 11th Floor
                           San Mateo, California 94402
                                 (650) 343-9300
                  (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                            Stephen J. Schrader, Esq.
                             Justin L. Bastian, Esq.
                             Morrison & Foerster LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 813-5600
                  Approximate date of commencement of proposed
                 sale to the public: From time to time after the
                 effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. M

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. M

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. M

===================================================================================================================================
                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
    Title of Shares to be            Amount to be         Proposed Maximum            Proposed Maximum       Amount of Registration
         Registered                   Registered     Aggregate Price Per Share    Aggregate Offering Price             Fee
------------------------------ --------------------- --------------------------- --------------------------- ----------------------

Common Stock, $.001
  par value ..............         1,905,093 shares         $16.8125 (1)               $32,981,923(1)                $8,936
------------------------------ --------------------- --------------------------- --------------------------- ----------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on May 7, 1999.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

38




                              Subject to Completion
                      Preliminary Prospectus dated May 12, 1999

         PROSPECTUS
         ----------
                                1,905,093 Shares
                      Glenborough Realty Trust Incorporated
                                  Common Stock

             This Prospectus relates to the offer and sale from time to time by holders of up to 1,905,093 shares of our common stock, par value $.001 per share, which we may issue to holders of up to 1,905,093 units of limited partnership interests in Glenborough Properties, L.P. These shares of common stock will be issued if and to the extent that such limited partnership unit holders tender the units for redemption and we elect to redeem the units for shares of our common stock rather than for cash. We are registering the sale of these shares of common stock issuable upon redemption of the units to provide the unit holders with freely tradable securities pursuant to the terms of certain registration rights agreements between us and the unit holders.

             Our common stock is listed on the New York Stock Exchange under the symbol "GLB." Our common stock is subject to certain restrictions on ownership and transfer designed to assist us in maintaining our status as a REIT for federal income tax purposes.

             Neither  the  Securities  and  Exchange  Commission  nor any  state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

             We will not receive any of the proceeds from the sale of shares by the selling stockholders but we have agreed to bear certain expenses of registration of the shares under Federal and state securities laws. We will acquire units in Glenborough Properties, L.P. in exchange for the shares that we may issue to these selling stockholders pursuant to the Registration Statement of which this Prospectus is a part.

             The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Also, there are certain indemnification arrangements between us and the selling stockholders.


                    The date of this Prospectus is May    , 1999

                                TABLE OF CONTENTS



                                                                                                                           Page
Where You Can Find More Information...........................................................................................4
Incorporation of Certain Documents by Reference...............................................................................4
Forward Looking Statements....................................................................................................5
About This Prospectus.........................................................................................................5
The Company...................................................................................................................6
Tax Status of the Company.....................................................................................................6
Securities to be Offered......................................................................................................6
Use of Proceeds...............................................................................................................6
Risk Factors..................................................................................................................7
Description of Common Stock..................................................................................................18
Description of Partnership Units.............................................................................................20
Shares Available for Future Sale.............................................................................................20
Registration Rights..........................................................................................................21
Selling Stockholders.........................................................................................................21
Certain Provisions of the Company's Charter and Bylaws and Stockholders' Rights Plans........................................22
Federal Income Tax Consequences..............................................................................................23
Plan of Distribution.........................................................................................................37
Experts......................................................................................................................38
Legal Matters................................................................................................................38


                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file with the Commission at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed a registration statement of which this prospectus is a part and related exhibits with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us and the securities. You may view the registration statement and exhibits on the Commission's web site. Also, you may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces that information.

    The documents listed below have been filed by us under the Exchange Act with the Commission and are incorporated herein by reference:

      a.  Our Annual Report on Form 10-K for the year ended December 31, 1998;

      b. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

      c. Our Current Report on Form 8-K filed with the Commission on January 27, 1999;

      d. Our Proxy Statement on Form 14A filed with the Commission on April 6, 1999; and

      e. The description of our Common Stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A(File No.1-14162).

    In addition, we incorporate by reference all documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus.

    To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write the director of capital markets, Glenborough Realty Trust Incorporated, 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708, telephone number (650) 343-9300.

    You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.


                           FORWARD LOOKING STATEMENTS

    Some of the information included and incorporated by reference in this prospectus contains forward-looking statements. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise. Actual results may be inconsistent with such forward-looking statements. Certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements.


                              ABOUT THIS PROSPECTUS

    Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our," or the Company mean Glenborough Realty Trust Incorporated and its subsidiaries, including, unless the context indicates otherwise, the Operating Partnership and the Company's consolidated subsidiaries for the periods from and after December 31, 1995 (the date the Company merged with and into Glenborough Corporation ("Old GC"), a California corporation, and eight public limited partnerships (collectively with Old GC, the "GRT Predecessor Entities")) and the Company's predecessor partnerships and companies for periods prior to the Consolidation. The term "Operating Partnership" means Glenborough Properties, L.P. in which we hold a 1% interest as sole general partner, and an approximate 90.5% limited partner interest, as of March 31, 1999. Unless otherwise indicated, ownership percentages of our common stock and interests in the Operating Partnership have been computed on a fully converted basis, using an exchange of units of limited partnership interests in the Operating Partnership ("Units") for common stock on a one-for-one basis, and assumes the conversion of all outstanding shares of our 7 3/4% Series A Convertible Preferred Stock into shares of common stock.

                                   THE COMPANY

    We are a self-administered and self-managed real estate investment trust (a "REIT"). As of December 31, 1998 we owned a nationally diversified portfolio of 186 office, office/flex, industrial, retail, multifamily and hotel properties (collectively, the "Properties," and each a "Property") aggregating approximately 24.5 million square feet located in 24 states throughout the country. In addition, Glenborough Corporation, in which the Operating Partnership owns all of its outstanding preferred stock, provides comprehensive asset, partnership and property management services for a diversified portfolio of 33 additional properties that we do not own. The combined portfolios encompass approximately 28.8 million rentable square feet in 24 states and 35 major metropolitan areas, as of December 31, 1998.

    Our principal growth strategy is to acquire diversified portfolios, manage a diversified portfolio of real estate and make dispositions from our portfolio as appropriate. This strategy has evolved from our predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring management interests from third parties.

    A portion of our operations is conducted through the Operating Partnership in which we hold a 1% interest as the sole general partner and in which we hold an approximate 90.5% limited partner interest, as of March 31, 1999.

    The common stock is listed on the New York Stock Exchange under the Symbol "GLB." Our executive offices are located at 400 South El Camino Real, Suite
1100,  San  Mateo,  California  94402-1708  and our  telephone  number  is (650)
343-9300.


                            TAX STATUS OF THE COMPANY

    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our taxable year ended December 31, 1996. As a REIT, we generally are not subject to Federal income tax on net income that we distribute to our stockholders. See "Federal Income Tax Considerations."


                            SECURITIES TO BE OFFERED

    This Prospectus relates to the offer and sale from time to time by the holders thereof (the "Selling Stockholders") of up to 1,905,093 shares of our common stock, par value $.001 per share (the "Common Stock") we may issue to the Selling Stockholders if and to the extent they tender up to 1,905,093 of their Units for redemption and we elect to redeem such Units for shares of Common Stock rather than for cash. We are registering the shares to provide the Selling Stockholders with freely tradable securities pursuant to certain registration rights agreements (the "Registration Rights Agreements") between us and the Selling Stockholders.


                                 USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares by the Selling Stockholders but have agreed to bear certain expenses of registration of the shares under Federal and state securities laws. We will acquire Units in exchange for the shares of Common Stock that we may issue to the Selling Stockholders pursuant to the Registration Statement of which this Prospectus is a part.

                                  RISK FACTORS

    You should be aware that purchasing or owning shares of our common stock involves various risks, including those described below. You should consider carefully the risk factors together with all of the other information included in this prospectus and any accompanying prospectus supplement before you decide to purchase shares.

The Limited Availability of and Competition for Real Estate Acquisitions May Restrict Our Ability to Grow

    Our growth depends, in part, upon acquisitions. We cannot be sure that properties will be available for acquisition or, if available, that we will be able to purchase those properties on favorable terms. The unavailability of such acquisitions could limit our growth. Furthermore, we face competition from several other businesses, individuals, fiduciary accounts and plans and entities in the acquisition, operation and sale of properties. Some of our competitors are larger than we are and have greater financial resources than we do. This competition could cause the cost of properties we wish to purchase to rise.

We May Be Dependent on External Sources of Capital

    In order to qualify as a REIT under the Internal Revenue Code, we are required each year to distribute to our stockholders at least 95% of our REIT taxable income (determined without regard to the dividends-paid deduction and by excluding any net capital gain). See "Material Federal Income Tax Consequences -- Annual Distribution Requirements." Because of this distribution requirement, cash retained from operations may be insufficient to fund all future capital needs, including capital needs in connection with acquisitions. As a result, to fund capital needs, we rely, in part, on third-party sources of capital, which we may not be able to obtain on favorable terms or at all. Our access to third-party sources of capital depends upon a number of factors, including general market conditions and the market's perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. Additional debt financing may increase our leverage, subject to indebtedness restrictions of our Charter.

Competition for Tenants Could Adversely Affect Our Operations

    When space becomes available at our properties the leases may not be renewed, the space may not be leased or re-leased, or the terms of the renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable to us than the prior lease. We have established annual property budgets that include estimates of costs for renovation and reletting expenses. We believe that these estimates are reasonable in light of each property's situation; however, no assurance can be given that these estimates will sufficiently cover these expenses. If we cannot lease all or substantially all of the space at our properties promptly, if the rental rates are significantly lower than expected, or if our reserves for these purposes prove inadequate, then our results of operations and financial condition could be negatively impacted.

Tenants' Defaults Could Adversely Affect Our Operations

    Our ability to manage our assets is subject to federal bankruptcy laws and state laws that limit creditors' rights and remedies available to real property owners to collect delinquent rents. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to that tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply, which in some instances may restrict the amount and recoverability of our claims against the tenant. A tenant's default on its obligations to us could adversely affect our results of operations and financial condition.

Cash Flow May Be Insufficient for Debt Service Requirements

    We intend to incur indebtedness in the future, including through borrowings under our credit facility, to finance property acquisitions. As a result, we expect to be subject to the following risks associated with debt financing including:

      -   that interest rates may increase;

      - that our cash flow may be insufficient to meet required payments on our debt; and

      -   that we may be unable to refinance or repay the debt as it comes due.

Debt Restrictions May Affect Operations and Negatively Affect Our Ability to Repay Indebtedness at Maturity

    Our current $100 million unsecured credit facility with Wells Fargo Bank, N.A. contains provisions that restrict the amount of distributions we can make. If we cannot obtain acceptable financing to repay indebtedness at maturity, we may have to sell properties to repay indebtedness or properties may be foreclosed upon, which could adversely affect our results of operations, financial condition and ability to service debt. Also, as of September 30, 1998, approximately $516.9 million of our total indebtedness was secured by mortgages that included cross-collateralization provisions. In the event of default, the holders of this indebtedness may seek to foreclose upon properties that are not the primary collateral for their loan. This may, in turn, accelerate other indebtedness secured by these properties. Foreclosure of properties would cause us to lose income and asset value.

Fluctuations in Interest Rates May Adversely Affect Our Operations

    As of March 31, 1999, we had approximately $218.6 million of variable interest rate indebtedness. Accordingly, an increase in interest rates will adversely affect our net income and results of operations.

Addition of New Properties Could Make Management of Expansion Difficult

    We have experienced a period of rapid growth. Since the Consolidation on December 31, 1995, we have invested approximately $1.8 billion in properties as of March 31, 1999. To manage growth effectively, we must apply successfully our experience managing our existing portfolio to expanded markets and to an increased number of properties. We cannot be sure that we will be able to manage these operations effectively. If we do not manage our expansion effectively, this could adversely affect our results of operations and financial condition.

Acquisitions Could Adversely Affect Operations

    Consistent with our growth strategy, we are continually pursuing and evaluating potential acquisition opportunities. From time to time we are actively considering the possible acquisition of specific properties, which may include properties managed by Glenborough Corporation or owned by affiliated parties. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect our results of operations and financial condition.

Assumption of General Partner Liabilities May Adversely Affect Operations

    We and our predecessors have acquired a number of properties by acquiring interests in partnerships that own the properties or by first acquiring general partnership interests and acquiring properties from the partnership at a later date. We may pursue acquisitions in this manner in the future. When we use this acquisition technique, a subsidiary of the Company may become a general partner. As a general partner, such subsidiary would become generally liable for the debts and obligations of the partnership, including debts and obligations that may be contingent or unknown at the time of the acquisition. In addition, the Company's subsidiary assumes obligations under the partnership agreements, which may include obligations to make future contributions for the benefit of other partners. We undertake  detailed due diligence  reviews to ascertain the nature and extent of obligations that the subsidiary will assume when it becomes a general partner, but we cannot be sure the obligations assumed may exceed our estimates. Also, we cannot be sure that the assumed liabilities will not have an adverse effect on our results of operations or financial condition and ability to service debt. In addition, Glenborough Corporation or another subsidiary may enter into management agreements pursuant to which it assumes certain obligations as a manager of properties. These obligations may have an adverse effect on such subsidiary's results of operations or financial condition, which could adversely affect our results of operations and financial conditions.

Potential Adverse Consequences of Transactions Involving Conflicts of Interest

    We have acquired, and from time to time may acquire, properties from partnerships that Robert Batinovich, our Chairman and Chief Executive Officer, and Andrew Batinovich, our President and Chief Operating Officer, control, and in which they and members of their families have substantial interests. These transactions involve or will involve conflicts of interest. These transactions also may provide substantial economic benefits to those individuals such as:

    -  payments or issuances of partnership units in the Operating Partnership,

    -  relief or deferral of tax liabilities,

    -  relief of primary or secondary liability for debt, and

    -  reduction in exposure to other property-related liabilities.

    Our policy provides that interested directors may not vote with regard to transactions in which they have a substantial interest. These transactions may only be completed if they are approved by a majority of the disinterested directors, with the interested directors abstaining. Despite this policy and the presence of appraisals or fairness opinions or review by parties who have no interest in the transactions, the transactions will not be the product of arm's-length negotiation. These transactions may not be as favorable to us as transactions that we negotiate with unrelated parties and they could result in undue benefit to Robert and Andrew Batinovich and members of their families. None of these parties has guaranteed that any properties acquired from entities they control or in which they have a significant interest will be as profitable as other investments made by us or will not result in losses.

Dependence on Executive Officers

    We depend on the efforts of Robert Batinovich, our Chief Executive Officer and Andrew Batinovich, our President and Chief Operating Officer, and of our other executive officers. The loss of the services of any of them could have an adverse effect on our results of operations and financial condition. Both Robert and Andrew Batinovich have entered into employment agreements with the Company.

Potential Liability Due to Environmental Matters

    Under federal, state and local laws relating to protection of the environment ("Environmental Laws"), a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of petroleum products or other hazardous or toxic substances on the property. These owners may be required to investigate and clean up the contamination on the property as well as the contamination that has migrated from the property. Environmental Laws typically impose liability and clean-up responsibility without regard to whether the owner or operator knew of, or was responsible for, the presence of the contamination. This liability may be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. In addition, the owner or operator of a property may be subject to claims by third parties based on personal injury, property damage and/or other costs, including investigation and clean-up costs, resulting from environmental contamination. Environmental Laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated. These restrictions may require expenditures. Under the Environmental Laws, any person who arranges for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of investigation or clean-up of those substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by that person.

    Tenants of our properties generally are required by their leases to operate in compliance with all applicable Environmental Laws, and to indemnify us against any environmental liability arising from their activities on the properties. However, we could be subject to environmental liability relating to our management of the properties or strict liability by virtue of our ownership interest in the properties. Also tenants may not satisfy their indemnification obligations under the leases. We are also subject to the risk that

      - any environmental assessments of our properties, properties being considered for acquisition, or the properties owned by the partnerships managed by Glenborough Corporation may not have revealed all potential environmental liabilities,

      - any prior owner or prior or current operator of such properties may have created an environmental condition not known to us, or

      - an environmental condition may otherwise exist as to any one or more of such properties.

Any one of these conditions could have an adverse effect on our results of operations and financial condition or ability to service debt, either directly (with respect to our properties), or indirectly (with respect to properties owned by partnerships managed by Glenborough Corporation). Any condition adversely affecting the financial condition of Glenborough Corporation could adversely affect us by diminishing the value of the Operating Partnership's interest in Glenborough Corporation. Moreover, future environmental laws, ordinances or regulations may have an adverse effect on our results of operations, financial condition and ability to service debt. Also, the current environmental condition of those properties may be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us.

Environmental Assessments and Potential Liability Due to Asbestos-Containing Materials

    Environmental Laws also govern the presence, maintenance and removal of asbestos-containing building materials. These laws require that asbestos-containing building materials be properly managed and maintained and that those who may come into contact with asbestos-containing building materials be adequately informed and trained. They also require that special precautions, including removal or other abatement, be undertaken in the event asbestos-containing building materials is disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. They also may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

    All of the properties that we presently own have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling. We have completed all of these investigations or are in the process of completing them. Certain of our properties have been found to contain asbestos-containing building materials. We believe that these materials have been adequately contained and we have implemented an asbestos-containing building materials operations and maintenance program for the properties found to contain asbestos-containing building materials.

    Some, but not all, of the properties owned by partnerships managed by Glenborough Corporation have been subject to Phase I environmental assessments by independent environmental consultants. Glenborough Corporation determines on a case-by-case basis whether to obtain Phase I environmental assessments on these properties and whether to undertake further investigation or remediation. Certain of these properties contain asbestos-containing building materials. In each case Glenborough Corporation believes that these materials have been adequately contained and has implemented an asbestos-containing building materials operations and maintenance program has been implemented for the properties found to contain asbestos-containing building materials.

Potential Environmental Liability Resulting From Underground Storage Tanks

    Some of our properties, as well as properties that we have previously owned, are leased or have been leased to owners or operators of businesses that use, store or otherwise handle petroleum products or other hazardous or toxic substances. These businesses include dry cleaners that operate on-site dry cleaning plants and auto care centers. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. These operations create a potential for the release of those substances. Some of our properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of our properties have been contaminated with these substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of our properties are on, or are adjacent to or near other properties upon which others, including former owners or tenants of the properties, have engaged or may engage in activities that may release petroleum products or other hazardous or toxic substances.

Environmental Liabilities May Adversely Affect Operating Costs and Ability to Borrow

    The obligation to pay for the cost of complying with existing Environmental Laws as well as the cost of complying with future legislation may affect our operating costs. In addition, the presence of petroleum products or other hazardous or toxic substances at any of our properties, or the failure to remediate those properties properly, may adversely affect our ability to borrow by using those properties as collateral. The cost of defending against claims of liability and the cost of complying with Environmental Laws, including investigation or clean-up of contaminated property, could materially adversely affect our results of operations and financial condition.

General Risks of Ownership of Real Estate

    We are subject to risks generally incidental to the ownership of real estate. These risks include:

      -   changes in general economic or local conditions;

      - changes in supply of or demand for similar or competing properties in an area;

      -   the impact of environmental protection laws;

      - changes in interest rates and availability of financing which may render the sale or financing of a property difficult or unattractive;

      -   changes in tax, real estate and zoning laws; and

      - the creation of mechanics' liens or similar encumbrances placed on the property by a lessee or other parties without our knowledge and consent.

    Should any of these events occur, our results of operations and financial condition could be adversely affected.

General Risks Associated With Management, Leasing and Brokerage Contracts

    We are subject to the risks generally associated with the property management, leasing and brokerage businesses. These risks include the risk that:

      -   management contracts or service agreements may be terminated;

      - contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms; and

      -   leasing and brokerage activity generally may decline.

    In addition, our acquisition of properties from partnerships managed by Glenborough Corporation or another subsidiary could result in a decrease in revenues to such subsidiary and a corresponding decrease in dividends received by us from such subsidiary. Each of these developments could have an adverse effect on our results of operations and financial condition.

    To maintain our status as a REIT while realizing income from Glenborough Corporation's third-party management business, the capital stock of Glenborough Corporation is divided into two classes. All of the voting common stock of Glenborough Corporation, representing 5% of Glenborough Corporation's total equity, is held by individual stockholders. Nonvoting preferred stock representing the remaining equity of GC is held entirely by the Operating
Partnership. Although the Operating Partnership holds a majority of the equity interest in Glenborough Corporation, it is not able to elect Glenborough Corporation's directors and, consequently, we have no ability to influence Glenborough Corporation's day-to-day decisions.

Uninsured Losses May Adversely Affect Operations

    We, or in certain instances tenants of the properties, carry comprehensive liability, fire and extended coverage with respect to the properties. This coverage has policy specification and insured limits customarily carried for similar properties. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, we may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. This could have an adverse effect on our results of operations and financial condition.

Illiquidity of Real Estate May Limit Our Ability to Vary Our Portfolio

    Real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), and individual agreements with sellers of properties place limits on our ability to sell properties. Eighty-five of our properties were acquired on terms and conditions under which they can be disposed of only in a like-kind exchange or other non-taxable transaction. The agreed upon time periods for these restrictions on dispositions vary from transaction to transaction.

Potential Liability Under the Americans With Disabilities Act

    As of January 26, 1992, all of our properties were required to be in compliance with the Americans With Disabilities Act. The Americans With Disabilities Act generally requires that places of public accommodation be made accessible to people with disabilities to the extent readily achievable. Compliance with the Americans With Disabilities Act requirements could require removal of access barriers. Non-compliance could result in imposition of
fines by the  federal   government,  an award of damages to private  litigants
and/or a court order to remove access barriers. Because of the limited history of the Americans With Disabilities Act, the impact of its application to our properties, including the extent and timing of required renovations, is uncertain. Pursuant to lease agreements with tenants in certain of the "single-tenant" properties, the tenants are obligated to comply with the Americans With Disabilities Act provisions. If our costs are greater than anticipated or tenants are unable to meet their obligations, our results of operations and financial condition could be adversely affected.

Development Alliances May Adversely Affect Operations

    We may, from time to time, enter into alliances with selected developers for the purpose of developing new projects in which these developers have, in the opinion of management, significant expertise or experience. These projects generally require various governmental and other approvals, the receipt of which cannot be assured. These development activities also may entail certain risks, including the risk that

      - management may expend funds on and devote time to projects which may not come to fruition;

      - construction costs of a project may exceed original estimates possibly making the project uneconomical;

      - occupancy rates and rents at a completed project may be less than anticipated; and

      -   expenses at a completed development may be higher than anticipated.

    In addition, the partners in development alliances may have significant control over the operation of the alliance project. Therefore, these investments may, under certain circumstances, involve risks such as the possibility that the partner might

      -   become bankrupt;

      - have economic or business interests or goals that are inconsistent with our business interest or goals; or

      - be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

    Consequently, actions by a partner in a development alliance might subject property owned by the alliance to additional risk. Although we will seek to maintain sufficient control of any alliance to permit our objectives to be achieved, we may be unable to take action without the approval of our development alliance partners. Conversely, our development alliance partners could take actions binding on the alliance without our consent. In addition, should a partner in a development alliance become bankrupt we could become liable for the partner's share of the project's liabilities. These risks may result in a development project adversely affecting our results of operations and financial condition.

Material Tax Risks

    Since 1996, we have operated as a REIT under the Code. However, we may not be able to maintain our status as a REIT. To qualify as a REIT we must satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions. Only limited judicial or administrative interpretation exists for these provisions and qualification as a REIT involves the determination of various factual matters and circumstances not entirely within our control. We receive nonqualifying management fee income and own nonqualifying preferred stock in certain subsidiaries. As a result, we may approach the income and asset test limits imposed by the Code. There is a risk that we may not satisfy these tests. In order to avoid exceeding the asset test limit, for example, we may have to reduce our interest in our subsidiaries. We are relying on the opinion of our tax counsel regarding our ability to qualifyas a REIT. This legal opinion, however, is not binding on the Internal Revenue Service ("IRS"). See "Federal Income Tax Consequences -- Taxation of the Company."

Consequences of Failure to Qualify as a REIT

    If the Company fails to qualify as a REIT in any taxable year, the Company would be subject to federal income tax on its taxable income at corporate rates. In addition, the Company also may be disqualified from treatment as a REIT for the four taxable years following the year in which the Company failed to qualify. This would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, the Company would no longer be required to make distributions to stockholders. See "Federal Income Tax Consequences -- Failure to Qualify."

    Even if the Company continues to qualify as a REIT, it will be subject to certain federal, state and local taxes on our income and property. See "Federal Income Tax Consequences -- Taxation of the Company."

Possible Changes in Tax Laws; Effect on the Market Value of Real Estate Investments

    Income tax treatment of REITs may be modified by legislative, judicial or administrative action at any time. These changes may be applied to past as well as future operations. Legislation, regulations, administrative interpretations or court decisions may significantly change the tax laws with respect to (1) the qualification as a REIT or (2) the federal income tax consequences of this qualification. In addition, the changes might also indirectly affect the market value of all real estate investments, and consequently our ability to realize our investment objectives.

Additional Capital Requirements; Possible Adverse Effects on Holders of Equity

    Our future growth depends in large part upon our ability to raise additional capital on satisfactory terms. We may not be able to raise sufficient capital to achieve our objectives. If we raise additional capital through the issuance of additional equity securities, or securities convertible into or exercisable for equity securities, the interests of holders of the shares offered by this Prospectus could be diluted. Likewise, our Board of Directors is authorized to issue Preferred Stock and to determine the rights of the Preferred Stock. Accordingly, the Board of Directors may authorize the issuance of Preferred Stock with rights that may dilute or otherwise adversely affect the interests of holders of shares of our common stock offered by this Prospectus. If we raise additional capital through debt financing, we will be subject to the risks described below, among others.

Our Indebtedness Restrictions May Adversely Affect Our Ability to Incur Indebtedness

    Our organizational documents limit our ability to incur additional debt if the total debt, including the additional debt, would exceed 50% of the "Borrowing Base." This debt limitation in our Charter can only be amended by an affirmative vote of the majority of all outstanding stock entitled to vote on such amendment. The term "Borrowing Base" is defined as the greater of Fair Market Value or Total Market Capitalization. Fair Market Value is based upon the value of our assets as determined by an independent appraiser. Total Market Capitalization is the sum of the market value of our outstanding capital stock, including shares issuable on exercise of redemption options by holders of units of the limited partnership, plus debt. An exception is made for refinancings and borrowings required to make distributions to maintain our status as a REIT. In light of these debt restrictions, it should be noted that a change in the value of our common stock could affect the Borrowing Base, and therefore our ability to incur additional indebtedness, even though such change in the common stock's value is unrelated to our liquidity.

Limitation on Ownership of Common Stock And Stockholder's Rights Plan May Preclude Acquisition of Control

    Provisions of our Charter are designed to assist us in maintaining our qualification as a REIT under the Code by preventing concentrated ownership of the Company that might jeopardize REIT qualification. Among other things, these provisions provide that

      - any transfer or acquisition of our common or preferred stock that would result in our disqualification as a REIT under the Code will be void; and

      - if any person attempts to acquire shares of our common or preferred stock that after the acquisition would cause the person to own an amount of common stock and preferred stock in excess of a predetermined limit, such acquisitions would be void.

    Ownership is determined by operation of certain attribution rules set out in the Code. Pursuant to Board action, the limit currently is 9.9% of the value of the outstanding shares of common stock and preferred stock (the "Ownership
Limitation"). The common stock or preferred stock the transfer of which would cause any person to violate the Ownership Limitation, is referred to as the "Excess Shares." A transfer that would violate the Ownership Limitation will be void and the common stock or preferred stock subject to the transfer will automatically be transferred to an unaffiliated trustee for the benefit of a charitable organization designated by the Board of Directors until sold by the trustee to a third party or purchased by us. This limitation on the ownership of common stock and preferred stock may preclude the acquisition of control of the Company by a third party without the consent of the Board of Directors. If the Board of Directors waives the Ownership Limitation for any person, the Ownership Limitation will be proportionally and automatically reduced with regard to all other persons such that no five persons may own more than 50% of the value of the common stock and preferred stock. Certain other provisions contained in our Charter and Bylaws may also have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control in the Company even if a change in control would be in the best interests of the stockholders. See "Certain Provisions of our Charter and Stockholders' Rights Plan."

    In addition, in July 1998, the Board of Directors adopted a stockholder rights plan. Under the plan, we declared a dividend of rights on our common stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms of an acquisition with the Board of Directors. However, it could have the effect of deterring or preventing an acquisition of the Company, even if a majority of our stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of the Company or to change existing management.

Litigation Relating to Consolidation

    We were created through the merger of eight partnerships and a corporation (the "Consolidation"). Prior to the Consolidation, two lawsuits were filed in 1995 contesting the fairness of the Consolidation, one in California State court and one in federal court. We have been named as a defendant in each of the suits. The complaints in both actions alleged, among other things, breaches by the defendants of fiduciary duties and inadequate disclosures. The California State court action was settled and, upon appeal, the settlement was affirmed by the State Court of Appeals on February 17, 1998. The objectors petitioned the California Supreme Court for review, which was denied on May 21, 1998. On August 18, 1998, the objectors filed with the United States Supreme Court a petition for writ of certiorari. On September 18, 1998, the defendants filed a brief in opposition to the objectors' petition for writ of certiorari, and on September 25, 1998, the objectors filed a reply in support of their petition. The United States Supreme Court has not yet ruled on the petition for writ of certiorari. Pursuant to the terms of the settlement in the California State court action, pending appeal, we have paid one-third of the $855,000 settlement amount and the remaining two-thirds are being held in escrow. In the federal court action, the court in December of 1995 deferred all further proceedings pending a ruling in the California State court action. The federal court action has been voluntarily stayed pending final outcome of the California State court action. We believe that it is very unlikely that this litigation would result in a liability that would exceed our accrued liability by a material amount. However, given the inherent uncertainties of litigation, we cannot be sure that the ultimate outcomes of these actions will be favorable to us.

    From time to time we are involved in other litigation arising out of our business activities. Certain other claims and lawsuits have arisen against us in our normal course of business. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on our results of operations and financial condition.

Uncertainty Due to the Board of Directors' Ability to Change Investment Policies

    The Board of Directors may change our investment policies without a vote of the stockholders. If our investment policies change, the risks and potential rewards of an investment in the shares may also change. In addition, the methods of implementing our investment policies may vary as new investment techniques are developed.

Effect of Market Interest Rates on Price of Common Stock

    The annual yield on the price paid for shares of our common stock from distributions by the Company may influence the market price of the shares of our common stock in public markets. An increase in market interest rates may lead prospective purchasers of our common stock to seek a higher annual yield from their investments. This may adversely affect the market price of our common stock.

Shares Available for Future Sale

    We cannot predict the effect, if any, that future sales of shares of our common stock or future conversions or exercises of securities for future sales will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect the prevailing market price for our common stock.

Impact of Year 2000 Compliance Costs on Operations

    State of Readiness. We use a number of computer software programs and operating systems across our entire organization. These programs and systems primarily comprise (i) information technology systems ("IT Systems") (i.e., software programs and computer operating systems) that serve our management operations, and (ii) embedded systems such as devices used to control, monitor or assist the operation of equipment and machinery systems (e.g., HVAC, fire safety and security) at our properties ("Property Systems"). To the extent that our software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000" and beyond, some level of modification or replacement of these applications will be necessary.

      - IT Systems. Employing a team made up of internal personnel and third-party consultants, we have completed our identification of IT Systems, including hardware components that are not yet Year 2000 compliant. To the best of our knowledge based on available information and a reasonable level of inquiry and investigation, we have completed such upgrading of such systems that we believe are called for under the circumstances, and in accordance with prevailing industry practice. We have commenced a testing program that we anticipate will be completed during 1999. In addition, we are currently communicating with third parties with whom we do significant business, such as financial institutions, tenants and vendors, to determine their readiness for Year 2000 compliance.

      - Property Systems. Employing a team made up of internal personnel and third-party consultants, we have also completed our identification of Property Systems, including hardware components, that are not yet Year 2000 compliant. We have commenced such upgrading of such systems that we believe are called for under the circumstances, based on available information and a reasonable level of inquiry and investigation, and in accordance with prevailing industry practice. Upon completion of such upgrading, we will initiate a testing program that we anticipate will be completed during 1999. To the best of our knowledge, there are no Property Systems, the failure of which would have a material effect on our operations.

    Costs of Addressing Our Year 2000 Issues. Given the information known at this time about our systems that are non-compliant, coupled with our ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, we do not expect Year 2000 compliance costs to have any material adverse impact on our liquidity or ongoing results of operations. The costs of such assessment and remediation will be paid as an operating expense.

    Risks of Our Year 2000 Issues. In light of our assessment and upgrading efforts to date, and assuming completion of the planned, normal course-of-business upgrades and subsequent testing, we believe that any residual Year 2000 risk will be limited to non-critical business applications and support hardware, and to short-term interruptions affecting Property Systems which, if they occur at all, will not be material to our overall operations. We believe that all of our systems will be Year 2000 compliant and that compliance will not materially adversely affect our future liquidity or results of operations or ability to service debt, but we cannot give absolute assurance that this is the case.

    Our Contingency Plans. We are currently developing our contingency plans for all operations to address the most reasonably likely worst case scenarios regarding Year 2000 compliance. Such plans, however, will recognize material limitations on our ability to plan for major regional or industrial failures such as regional power outages or regional or industrial communications breakdowns. We expect such contingency plans to be completed during 1999.

                           DESCRIPTION OF COMMON STOCK

     The following description of our common stock sets forth certain general terms and provisions of the Common Stock to which this Prospectus relates and to which any Prospectus Supplement may relate. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "GLB." Registrar and Transfer Company is the Company's transfer agent.

General

     The Company's Charter authorizes the Company to issue up to 200,000,000 shares of capital stock, 188,000,000 of which has been designated of Common Stock with a par value of $.001 per share (the "Common Stock"). There were 31,689,539 shares of Common Stock issued and outstanding as of March 31, 1999. Under Maryland law, stockholders generally are not liable for the Company's debts or obligations.

     The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of directors, and, except as provided in the Charter in respect of any other class of or series of stock, the holders of these shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares or series of stock, holders of shares of Common Stock are entitled to receive distributions, when and as declared by the Board of Directors, out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company legally available for distribution to its stockholders after payment of, or adequate provisions for, all known debts and liabilities of the Company. All shares of Common Stock now outstanding are fully paid and nonassessable, as will be the shares of Common Stock offered by this Prospectus or any Prospectus Supplement when issued. The holders of the Common Stock offered hereby will have no preemptive rights to subscribe to additional stock or securities issued by the Company at a subsequent date.

Restrictions on Ownership and Transfer of Common Stock

     For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "closely-held test"). Shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year (the "100 person test"). See "Federal Income Tax Consequences -- Taxation of the Company -- Requirements for Qualification."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than Robert Batinovich and the individuals or entities whose ownership of shares of Common Stock is attributed to Mr. Batinovich under the Code (the "Attributed Owners"), may own an amount of Common Stock in excess of the Ownership Limitation, which, pursuant to Board action, currently is 9.9% of the outstanding shares of Common Stock and preferred stock. A qualified trust (as defined in the Charter) generally may own up to 9.9% of the outstanding shares of Common Stock and preferred stock. The Ownership Limitation provides that Robert Batinovich and the Attributed Owners may hold up to 9.9% of the outstanding shares of Common Stock, including shares which Robert Batinovich and the Attributed Owners may acquire pursuant to an option held by GPA, Ltd. or Mr. Batinovich to cause the Company to redeem their respective partnership interests in the Operating Partnership, assuming GPA, Ltd. then dissolves and distributes these shares to the partners of GPA, Ltd.

     The Board of Directors may waive the Ownership Limitation if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not jeopardize the Company's status as a REIT.

As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limitation will not apply if the Board of Directors and the stockholders determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of Common Stock that would (a) create actual or constructive ownership of Common Stock in excess of the Ownership Limitation, (b) result in the Company failing the 100 person test, or
(c) result in the Company failing the closely-held test, shall be null and void, and the intended transferee will acquire no rights to the Common Stock.

     The Charter also provides that Common Stock involved in a transfer or change in capital structure that results in a person (other than Robert Batinovich and the Attributed Owners) owning in excess of the Ownership Limitation or would cause the Company to fail either the closely-held test or the 100 person test will automatically be transferred to a trustee for the benefit of a charitable organization until purchased by the Company or sold to a third party without violation of the Ownership Limitation. While held in trust, the Excess Shares will remain outstanding for purposes of any stockholder vote or the determination of a quorum for such vote and the trustee will be empowered to vote the Excess Shares. Excess Shares shall be entitled to distributions, provided that such distributions shall be paid to a charitable organization selected by the Board of Directors as beneficiary of the trust. The trustee may transfer the Excess Shares to any individual (a "Permitted Transferee") whose ownership of Common Stock would be permitted under the Ownership Limitation and would not cause the Company to fail the closely-held test. In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the Excess Shares from the trustee at the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) average of the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the closing market price for the Common Stock for the five consecutive trading days ending the date the Company exercises its option to purchase. The intended transferee would be entitled to receive from the trustee the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the closing market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the price per share received by the trustee from the transfer of the Excess Shares to a Permitted Transferee.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limitation would require an amendment to the Charter. Such amendments require the affirmative vote of stockholders owning a majority of the outstanding Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     All stockholders of record who own 5% or more of the value of the outstanding Common Stock (or 1% if there are fewer than 2,000 stockholders of record but more than 200, or 1/2% if there are 200 or fewer stockholders of record) must file written notice with the Company containing the information specified in the Charter by January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Common Stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation. The Company intends to use its best efforts to enforce the Ownership Limitation and will make prohibited transferees aware of their obligation to pay over any distributions received,will not give effect on its books to prohibited transfers, will institute proceedings to enjoin any transfer violating the Ownership Limitation, and will declare all votes of prohibited transferees invalid.


                        DESCRIPTION OF PARTNERSHIP UNITS

     Substantially all of the Company's assets are held by and all of its operations are conducted through the Operating Partnership. The Company is the sole general partner of the Operating Partnership and as of March 31, 1999 held 1.0% of the Units as a general partner and approximately 90.5% of the Units as a limited partner of the Operating Partnership. Substantially all of the remaining Units are held by persons (or their successors) who contributed interests in the properties contributed to the Company in connection with, or subsequent to, the formation of the Operating Partnership. The following sets forth a description of certain terms and provisions of the Units and does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of California law and the Third Amended and Restated Agreement of
Limited   Partnership  of  Glenborough   Properties,   L.P.  (the   "Partnership
Agreement").

General

     Holders of Units (other than the Company) hold limited partnership interests in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. The Company holds its interest in the Operating Partnership in the forms of general partnership and limited partnership interests.

     Holders of Units have the rights to which limited partners are entitled under the Partnership Agreement and the California Revised Uniform Limited Partnership Act. The Units have not been registered pursuant to the federal or state securities laws and have not been listed on any exchange or quoted on any national market system. The Partnership Agreement restricts the transfer of Units, as described below.

Restrictions on Transfer of Units by Limited Partners

     The limited partners in the Operating Partnership (the "Limited Partners") are prohibited from transferring all or a portion of their Units without obtaining the prior consent of the Company, which consent may be given or withheld in the sole and absolute discretion of the Company.

Redemption of Units

     Subject to certain limitations, Limited Partners may require that the Company redeem all or a portion of their Units in the Operating Partnership. The Company, in its sole discretion, may elect to redeem Units for cash or shares of the Company's Common Stock.


                        SHARES AVAILABLE FOR FUTURE SALE

    As of March 31, 1999, we had approximately (i) 31,689,539 shares of Common Stock outstanding, and (ii) 11,500,000 shares of Series A Preferred Stock outstanding. There are approximately 4,218,192 shares of Common Stock reserved for issuance upon redemption of limited partnership interests in the Operating Partnership and 8,757,234 shares of Common Stock reserved for issuance upon conversion of outstanding shares of Series A Preferred Stock. If, in the future, the Company issues Units in connection with the acquisition of properties, a number of shares of Common Stock for which such Units are exchangeable will be reserved for issuance upon redemption of such Units. In addition, at any given time, there are reserved for issuance under the Company's 1996 Stock Incentive Plan 8% of the number of shares of Common Stock or securities convertible into shares of Common Stock outstanding determined as of the day immediately following the most recent issuance of shares of Common Stock. All of the shares of Common Stock are tradable without restriction under the Securities Act.

    As of December 31, 1998, Robert Batinovich and individuals or entities whose ownership of shares of Common Stock is attributed to Mr. Batinovich under the Code (the "Attributed Owners") owned shares of Common Stock, and indirectly own Operating Partnership interests which may be converted into shares of Common Stock that in the aggregate represent approximately 4.6% of the outstanding Common Stock including units of the Operating Partnership which may be converted into shares of Common Stock. Such shares of Common Stock may be sold by Robert Batinovich and the Attributed Owners without the consent of the Company. Robert Batinovich and the Attributed Owners may sell shares of Common Stock pursuant to a registration statement previously filed with, and declared effective by, the Commission, or they may sell shares without registration in accordance with the exemptions provided by Rule 144 under the Securities Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares for at least one year, as well as any persons who may be deemed "affiliates" of the Company (as defined in the Securities Act), would be entitled to sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such shares under Rule 144 without regard to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares issued upon the redemption of Units or the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market price of the shares.


                               REGISTRATION RIGHTS

    The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations with respect to the shares under the Registration Rights Agreements. The following summary does not purport to be complete and are qualified in their entirety by reference to the Registration Rights Agreements.

    Under the Registration Rights Agreements, the Company granted the Selling Stockholders certain demand and piggyback registration rights with respect to shares of Common Stock received if and to the extent the Selling Stockholders cause the Company to redeem their Units and the Company elects to effect such redemption with shares of Common Stock instead of cash. These registration rights include the right to demand registration of all or any portion of such unregistered shares of Common Stock, and the right to have such shares included when the Company registers other shares of its Common Stock, either for its own account or another security holder. The Company must bear the expenses of satisfying the registration requirements resulting from the registration rights, except that the expenses will not include any underwriting discounts or commissions or transfer taxes relating to the shares.


                              SELLING STOCKHOLDERS

    The following table provides the names of and the number and percentage of shares of Common Stock beneficially owned by the Selling Stockholders, and the number and percentage of shares of Common Stock beneficially owned by the Selling Stockholders upon completion of the offering or offerings pursuant to this Prospectus, assuming (i) each Selling Stockholder tenders all of its or his/her Units for redemption and that the Company elects to redeem all such Units for shares of Common Stock instead of cash and (ii) each Selling Stockholder sells all of its or his/her respective shares. Since (x) the Selling Stockholders may elect to tender all, or some or none of their Units for redemption, and the Company may elect to redeem all, or some or none of such tendered Units for shares of Common Stock or cash and (y) the Selling Stockholders may sell all, or some or none of their shares, no estimate can be made of the aggregate number of shares of Common Stock that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of an offering to which this Prospectus relates. The number of shares in the following table represents the number of shares of Common Stock the person beneficially owns, and the extent to which the person holds Units as opposed to shares of Common Stock is set forth in the notes to such table.


                                           Beneficial Ownership                                    Beneficial Ownership
                                          Prior to Offering (1)                                   After the Offering(1)
                                     ---------------------------------                        -------------------------------

                                                       Percentage of                                          Percentage of
                                       Number of          Shares             Number of        Number of          Shares
                                      Shares (1)      Outstanding(2)      Shares Offered      Shares(1)      Outstanding(2)
                                                                              Hereby
                                     --------------   ----------------    ----------------    -----------    ----------------

Group of Unit holders (3)..........     359,096(4)           *               338,526             20,570             *
Pauls Real Property Holdings, LLC..     285,302(5)           *               285,302                 --            --
Francesco Galesi...................     280,906(5)           *               280,906                 --            --
Galesi Woodlake, Inc...............     220,153(5)           *               220,153                 --            --
Francesco Galesi Irrevoc. Grantor       205,722(5)           *               205,722                 --            --
Trust..............................
Robert L. Lauth, Jr................     205,590(6)           *               195,603              9,987             *
Terry L. Eaton.....................     167,942(7)           *               165,000              2,942             *
Russell D. Richardson..............     108,577(8)           *               105,635              2,942             *
John C. Hart.......................      78,809(9)           *                63,859             14,950             *
NFG, a Texas limited partnership...      63,925(5)           *                 2,703             61,222             *
Jeri E. Eaton .....................      57,684(10)          *                41,684             16,000             *


--------------
*less than 1%


(1) Assumes (i) the exchange of all Units held by each person for shares of Common Stock on a one-for-one basis, and (ii) conversion of all shares of Series A Preferred Stock into shares of Common Stock.

(2) Assumes (i) the exchange for shares of Common Stock only of the Units owned by the Selling Stockholder, and (ii) conversion of all shares of Series A Preferred Stock into shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes no other Units have been exchanged for shares of Common Stock.

(3) Comprised of 16 Unit holders aggregating less than one percent of outstanding shares of Common Stock, assuming the exchange for shares of Common Stock of Units held by such Unit holders as described in footnote 2 above.

(4)   Includes 338,526 shares of Common Stock issuable upon exchange of Units.

(5)   Comprised of Units.

(6)   Includes 195,603 shares of Common Stock issuable upon exchange of Units.

(7)   Includes 165,000 shares of Common Stock issuable upon exchange of Units.

(8)   Includes 105,635 shares of Common Stock issuable upon exchange of Units.

(9)   Includes 63,859 shares of Common Stock issuable upon exchange of Units.

(10)  Includes 41,684 shares of Common Stock issuable upon exchange of Units.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS
                          AND STOCKHOLDERS' RIGHTS PLAN

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock." The issuance of shares of preferred stock or other capital stock by the Board of Directors may also have the effect of delaying, depriving or preventing a change in control of the Company. The Bylaws of the Company contain certain advance notice requirements in the nomination of persons for election to the Board of Directors which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the prevailing market price, or which such holders might believe to be otherwise in their best interests. In addition, in July 1998, the Company's Board of Directors adopted a stockholder rights plan which is intended to protect the Company's stockholders in the event of coercive or unfair takeover tactics, or an unsolicited attempt to acquire control of the Company in a transaction the Board of Directors believes is not in the best interests of the stockholders. Under the plan, the Company declared a dividend of rights on its Common Stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of the Company's shares. The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms of an acquisition with the Board of Directors. However, it could have the effect of deterring or preventing an acquisition of the Company, even if a majority of the Company's stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of the Company or to change existing management.


                         FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax consequences is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

     YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.

     We believe that since January 1, 1996, we have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. We intend to continue to operate to satisfy such requirements.
No assurance can be given, however, that such requirements will be met.

     The provisions of the Code and the Treasury Regulations thereunder relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster LLP has acted as our tax counsel in connection with our election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with our taxable year that ended on December 31, 1996, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation has and will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison &

Foerster LLP. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as us, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT Taxable Income" (generally the REIT's taxable income adjusted for, among other things, the disallowance of the dividends-received deduction generally available to corporations) that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations.

     If we fail to qualify as a REIT in any year, however, we will be subject to federal income tax as if we were a domestic corporation, and you will be taxed in the same manner as stockholders of ordinary corporations. In that event, we could be subject to potentially significant tax liabilities and the amount of cash available for distribution to you could be reduced.

Taxation of the Company

General

     In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our net income that we distribute to stockholders. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains. (However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gain to our stockholders on a pro rata basis). Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference. Third, if we have: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than property held for at least four years, foreclosure property and property involuntarily converted), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the net income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of: (i) 85% of our ordinary income for such year;
(ii) 95% of our capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed. Seventh, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10 year period beginning on the date on which we acquired such asset, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons (the "100 person test"); (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year (the "closely-held test"); and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions
(5) and (6) will not apply until after the first taxable year for which we make an election to be taxed as a REIT. In addition, beginning in 1998, a REIT's failure to satisfy condition (6) during a taxable year will not result in its disqualification as a REIT under the Code for such taxable year as long as (i) the REIT satisfies the stockholder demand statement requirements described in the succeeding paragraph and (ii) the REIT did not know, or exercising reasonable diligence, would not have known, whether it had failed condition (6). The President's Fiscal 2000 Budget Proposal would also prevent any "person" (i.e., an individual, a corporation, partnership or trust) from owning stock of a REIT possessing more than 50% of the total combined voting power of all classes of voting stock or more than 50% of the total value of shares of all classes of stock, effective for entities electing REIT status after the date of first committee action. Furthermore, a REIT must also report its income, for federal income tax purposes, based on the calendar year.

     In order to assist us in complying with the 100-person test and the closely-held test, we have placed certain restrictions on the transfer of the Common Stock and our preferred stock to prevent further concentration of stock ownership. See "Description of Common Stock -- Restrictions on Transfer." Moreover, to evidence compliance with these requirements, we must maintain records that disclose the actual ownership of our outstanding Common Stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our Common Stock and Preferred Stock disclosing the actual owners of such Common Stock and Preferred Stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Common Stock and Preferred Stock and certain other information. In addition, our Charter provides restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock." Furthermore, we report our income, for federal income tax purposes, based on the calendar year.

     Although we intend to satisfy the stockholder demand letter rules described in the preceding paragraph, beginning in 1998, our failure to satisfy these requirements will not result in our disqualification as a REIT but may result in the imposition of IRS penalties against us.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of a partnership shall retain the same character in the hands of a partner qualifying as a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as our assets, liabilities and items of income for purposes of applying the requirements described below.

Asset Tests

     At the close of each quarter of our taxable year, we must satisfy two tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital we raise). Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either: (i) 5% of the value of our total assets as to any one non-government issuer; or (ii) 10% of the outstanding voting securities of any one issuer. The President's Fiscal 2000 Budget Proposal would also generally prohibit a REIT from owning securities in a corporation representing more than 10 percent of the corporation's vote or value. Our investment in real property through our interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, we may own 100% of "qualified REIT subsidiaries," which are, in general, corporate subsidiaries 100% owned by a REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary will be treated as owned and realized directly by us.

     We have analyzed the impact of our ownership interests in GC on our ability to satisfy the asset tests. Based upon our analysis of the estimated value of our total assets as well as our estimate of the value of the respective nonvoting Preferred Stock interests in GC, we believe that none of such Preferred Stock interests will exceed 5% of the value of our total assets on the last day of any calendar quarter in 1996. We intend to monitor compliance with the 5% test on a quarterly basis and believe that we will be able to manage our operations in a manner to comply with the tests, either by managing the amount of our qualifying assets or reducing our interests in GC, although there can be no assurance that such steps will be successful. In rendering its opinion as to our qualification as a REIT, counsel has relied upon our representation as to the value of our assets and the value of our interests in GC. Counsel has discussed with us our valuation analysis and the future actions available to us to comply with the 5% tests but it has not independently verified the valuations.

Gross Income Tests

     There are three separate percentage tests (two beginning in 1998) relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See "-- Tax Aspects of our Investment in the Operating Partnerships -- General."

     The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:(i) "rents from real property" (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     For purposes of determining whether we comply with the 75% test and 95% test (described below), gross income does not include income from prohibited transactions. See "-- Tax Aspects of our Investment in the Operating Partnership -- Sale of Properties."

     In addition, rents received from a tenant will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if we, or an owner of 10% or more of our equity securities, directly or constructively own 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom we derive no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     In addition, in order for rents under our leases to constitute "rents from real property" the leases must be respected as true leases for federal tax purposes, and not as partnerships, service contracts or some other type of arrangement. The determination of whether a lease is a true lease for federal income tax purposes depends on an analysis of a variety of factors, including the intent of the parties, the form of the agreement, the degree of control over the property that is retained by the property owner, and the extent to which the property owner bears the risk of loss with respect to the property. Furthermore,
Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic possessory interest in the property; (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the total rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Our leases have been structured with the intent to qualify as true leases for federal income tax purposes. You should be aware, however, that there are no controlling authorities involving leases with terms or surrounding facts that are substantially the same as each of our leases. Therefore, there can be no assurance that the IRS would not take a contrary position. If one or more of our leases were recharacterized as service contracts or partnerships, rather than true leases, part or all of the payments that the Operating Partnership receives from the lessee would not be considered rent or would not otherwise qualify as "rents from real property." In that case we likely would not be able to satisfy the gross income tests and, as a result, could lose our REIT status.

     Under prior law, if a REIT provided impermissible services to its tenants, all of the rent from those tenants would have been disqualified from satisfying the 75% test and 95% test (described below). Beginning in 1998, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis). For purposes of this 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost of furnishing or rendering the services.

     We will be deemed to provide certain services that are actually provided by the Operating Partnership (which is not an independent contractor) with respect to properties, owned by the Operating Partnership. We believe that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to its properties to fail to qualify as rents from real property for purposes of the 75% test and 95% test (described below). We do not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     We will receive nonqualifying management fee income. As a result, we may approach the income test limits and could be at risk of not satisfying such tests and thus not qualifying as a REIT. Counsel's opinion is based on our representation that the actual amount of nonqualifying income will not exceed such limits.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation other than a REIT and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore, income earned on interest rate swaps and caps entered into as liability hedges against variable rate indebtedness incurred to acquire or carry real estate assets qualifies for the 95% test (but not the 75% test). Beginning in 1998, income earned on liability hedges such as options, futures, and forward contracts, against any of a REIT's indebtedness incurred to acquire or carry real estate assets will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to the synthetic debt rules, income earned on the hedge will operate to reduce interest expense on the debt, and, therefore such income will not affect the REIT's compliance with either the 75% or 95% tests.

     Even if we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) our failure to comply was due to reasonable cause and not to willful neglect; (ii) we report the nature and amount of each item of our income included in the 75% and 95% tests on a schedule attached to our tax return; and (iii) any incorrect information on that schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of the relief provisions. If the relief provisions apply, we will, however, still be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% test for that year.

     The 30% Test. Prior to 1998, we must have derived less than 30% of our gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities held for less than one year; and (iii) property in a "prohibited transaction." The 30% test has been repealed effective for tax years beginning after December 31, 1997.

Annual Distribution Requirements

     In order to qualify as a REIT, we are required to make distributions (other than capital gain distributions) to our stockholders each year in an amount at least equal to (A) the sum of: (i) 95% of our REIT Taxable Income (computed without regard to the dividends paid deduction and our net capital gain); and
(ii) 95% of the net income (after tax), if any, from foreclosure property, minus
(B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our REIT Taxable Income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gain to our shareholders on a pro rata basis.) Furthermore, if we should fail to distribute during each calendar year at least the sum of: (i) 85% of our ordinary income for such year; (ii) 95% of our net capital gain for such year; and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elect to retain and pay tax on. For such purposes, dividends declared to shareholders of record in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid as of December 31 of the initial calendar year.

     We believe that we have made and will make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet the distribution requirements. It is possible that in the future we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT Taxable Income on the other hand. Further, as described below, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, we will closely monitor the relationship between our REIT Taxable Income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. We (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the IRS, we may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible, nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Tax Aspects of our Investment in the Operating Partnership

     The   following   discussion   summarizes   certain   federal   income  tax
considerations applicable solely to our investment in the Operating Partnership.

General

     We hold a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include our proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of our REIT Taxable Income. See "-- Requirements for Qualification" and "-- Gross Income Tests." Any resultant increase in our REIT Taxable Income increases our distribution requirements (see "-- Requirements for Qualification" and "-- Annual Distribution Requirements"), but is not subject to federal income tax in our hands provided that we distribute such income to our stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification" and "-- Asset Tests"), we include our proportionate share of assets held by the Operating Partnership.

Tax Allocations with Respect to Certain Properties

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated

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property.   Consequently,   the  partnership  agreement  of  the  Operating
Partnership  requires such  allocations to be made in a manner  consistent  with
Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under
Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification" and "-- Annual Distribution Requirements." In addition, the application of Section 704(c) of the Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

Basis in Operating Partnership Interest

     Our adjusted tax basis in our partnership interest in the Operating Partnership generally: (i) is equal to the amount of cash and the basis of any other property contributed to the Operating Partnership; (ii) is increased by
(a) our allocable share of the Operating Partnership's income and (b) increases in our allocable share of indebtedness of the Operating Partnership and; (iii) is reduced, but not below zero, by our allocable share of (a) the Operating Partnership's losses and (b) the amount of cash distributed to us, and by constructive distributions resulting from a reduction in the our share of indebtedness of the Operating Partnership.

     If the allocation of our distributive share of the Operating Partnership's losses would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of such losses will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in our share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to us. Such distributions and constructive distributions will normally be characterized as a capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

Sale of Properties

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership will be capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification" and "-- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating its properties, and to make such occasional sales of properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that in general the Operating Partnership's properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of shares of Company stock who or that: (i) is a citizen or resident of the United States;
(ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (except, in the case of a partnership, as the Treasury provides otherwise by regulations); (iii) is an estate the income of which is subject to United States Federal income taxation regardless of its source; (iv) is a trust the administration of which is subject to the primary supervision of a United States court and as to which one or more United States persons have the authority to control all substantial decisions or (v) is otherwise subject to U.S. federal income tax on a net income basis in respect of Company stock.

     As long as we qualify as a REIT, distributions we make out of our current or accumulated earnings and profits (and do not designate as capital gain dividends) will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. To the extent that we make distributions (not designated as capital gain dividends) in excess of our current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the tax basis of such U.S. Stockholder's Company Stock by the amount of such distribution (but not below zero), with distributions in excess of the U.S. Stockholder's tax basis taxable as capital gain, provided that the shares have been held as a capital asset. Dividends we declare in October, November, or December of any year and that are payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31st of such year; provided that the dividend is actually paid by us on or before January 31st of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

     In general, distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. However, U.S. Stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.

     Distributions we make and gain arising from the sale or exchange by a U.S. Stockholder of shares of our stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such), will not be treated as investment income under certain circumstances.

     We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. In such event, we would pay tax on such retained net long-term capital gains. In addition, to the extent designated by us, a U.S. Stockholder generally would: (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount so includable); (ii) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in such U.S. Stockholder's long-term capital gains; (iii) receive a credit or refund for such amount of tax deemed paid by it; (iv) increase the adjusted basis of its Shares by the difference between the amount of such includable gains and the tax deemed to have been paid by it; and (v) in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

     Upon any sale or other disposition of Company stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between: (i) the amount of cash and the fair market value of any property received on such sale or other disposition; and (ii) the holder's adjusted basis in such shares of Company stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year at the time of disposition. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Company stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends actually received or deemed (in accordance with the preceding paragraph) received by such U.S.
Stockholder which were required to be treated as long-term capital gains.

Backup Withholding

     We will report to our domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, we will institute backup withholding with respect to a stockholder when instructed to do so by the IRS. A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability.

Taxation of Tax-Exempt Stockholders

     Based upon a published ruling by the IRS, distributions we make to a U.S. Stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI") provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     Notwithstanding  the  preceding  paragraph,   however,  a  portion  of  the
dividends we pay may be treated as UBTI to certain domestic private pension trusts that hold more than 10% of our stock, if we are treated as a "pension-held REIT."

     In view of the Ownership Limitation, we do not expect to be treated as a "pension-held REIT." See "Description of Common Stock -- Restrictions on Transfer." Consequently, a pension trust stockholder should not be subject to UBTI on dividends that it receives from us. However, because the Common Stock is publicly traded, no assurance can be given to that effect.

Taxation of Non-U.S. Stockholders

     The rules governing U.S. federal income taxation of the ownership and disposition of Company stock by persons who or that are not U.S. Stockholders ("Non-U.S. Stockholders") are complex and no attempt is made herein to provide more than a summary of such rules. You should consult with your own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in the Company, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us or the Operating Partnership of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent they are made out of our current or accumulated earnings and profits. Unless such distributions are effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate, if applicable. In general, Non-U.S. Stockholders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent establishment) solely by reason of their ownership of our stock. If income on our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless: (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 or W-8ECI with us claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S.
permanent establishment of the Non-U.S. Stockholder).

     Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under certain income tax treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as us. Certain Non-U.S. Stockholders who seek to claim the benefit of an applicable treaty rate must satisfy certain residency requirements. In addition, certain certification and disclosure requirements must be satisfied under the effectively connected income and permanent establishment exemptions discussed in the preceding paragraph.

     Unless our stock constitutes a USRPI, distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of our capital stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, our stock is treated as a USRPI then, unless otherwise treated as a dividend for withholding tax purposes as described below, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will also give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below.

     Distributions that we designate at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to taxation, unless: (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's U.S. trade or business (or, if an income tax treaty applies, it is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax) or (ii) the Non-U.S. Stockholder is a non-resident alien individual whose is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains. In addition, we are generally required to withhold 35% of any distribution consisting of our capital gains. That amount may be creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of USRPIs ("USRPI Capital Gains"), such as properties we beneficially own (including property held by the Operating Partnership), will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as gain effectively connected with a U.S. trade or business regardless of whether such dividends are designated as capital gain dividends. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) on such distributions. Also, distributions of USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares of our stock will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Our shares will not be considered a USRPI if we are "domestically controlled REIT," or if the shares are part of a class of stock that is regularly traded on an established securities market and the holder owned less 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. We believe that we are a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, since our Common Stock is publicly traded, no assurance can be given to that effect. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the stock may be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain not  subject to FIRPTA will be taxable to a Non-U.S.  Stockholder  if:
(i) investment in the shares is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     If the proceeds of a disposition of shares of Company stock are paid by or through a U.S. office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States. if: the payment is made through an office outside the United States of a broker that is either (a) a U.S. person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (c) a "controlled foreign corporation" for U.S. federal income tax purposes unless the broker has documentary evidence that the stockholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to an exemption.

     Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information-reporting requirements described above, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule under which a Non-U.S. stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a

REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and is not a distribution in excess of basis treated as a capital gain under Section 301(c)(3) of the Code. The 30% withholding tax (subject to any applicable deduction or exemption) will apply to such portion. The FIRPTA withholding rules (discussed above) will apply with respect to the portion of the distribution designed by the REIT as capital gain dividend and, unless the Common Stock is not a USRPI (discussed above), to the portion that is a distribution in excess of basis treated as a capital gain under Section 301(c)(3) of the Code. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. EXCEPT AS PROVIDED IN THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF NON-U.S.
STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

Possible Legislative or Other Actions Affecting Tax Consequences

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions or regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

State Tax Consequences and Withholding

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Several states in which we may conduct business treat REITs as ordinary corporations. We do not believe, however, that stockholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of shares of our capital stock. However, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in us.

    YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

    This Prospectus relates to the offer and sale from time to time by the holders thereof of up to 1,905,093 shares of Common Stock, which may be issued to the Selling Stockholders, holders of Units, if and to the extent such Selling Stockholders tender such Units for redemption and the Company elects to redeem such Units for shares of Common Stock. As used herein, "Selling Stockholder" includes donees and pledgees selling shares of our common stock received from the Selling Stockholder named herein after the date of this prospectus. The Company has registered the shares for sale pursuant to Registration Rights Agreements, but registration of such shares does not necessarily mean that any of such shares will be offered and sold by the holders thereof.

    The Company will not receive any proceeds from the offering by the Selling Stockholders. The shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

    The distribution of the shares also may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from purchasers of shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

    At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices. A prospectus supplement will also be filed in connection with any sale of more than 500 Shares by any donee or pledgee of a Selling Stockholder.

    In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

    The  shares may also be sold in one or more of the  following  transactions:
(a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate.

                                     EXPERTS

     The financial statements of the Company, and related financial statements schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.


                                  LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other expenses of Issuance and Distribution

    The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.


    Securities Act Registration Fee.............................         $9,169
    Printing and duplicating fees...............................          1,500
    Legal fees and expenses.....................................         25,000
    Accounting fees and expenses................................          3,000
    Miscellaneous expenses......................................         15,000
                                                                       --------
         Total..................................................        $53,669
                                                                       ========
Item 15.  Indemnification of Directors and Officers

    The Maryland GCL permits a Maryland Corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the Maryland GCL.

    The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for those individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had a reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland GCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and to advance expenses to a present or former director or officer who served a predecessor of the Company in that capacity, and to any employee or agent of the Company, or a predecessor of the Company. Finally, the Maryland GCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful on the merits, or otherwise, in the defense of any proceeding to which he is made a party by reason of service in that capacity.

pa-330225 v14

    The Company has entered into indemnification agreements with each of its directors and executive officers to provide them with indemnification to the full extent permitted by the Charter and Bylaws of Company.

    The Company has obtained an insurance policy to provide liability coverage for directors and officers of Company.

Item 16. Exhibits

         4.1      -   Articles  of  Amendment  and  Restatement of  Articles of
                      Incorporation of the Registrant (incorporated by reference to  Exhibit 3.02  to  Registrant's  Registration Statement
                      on Form S-11 (File No. 333-09411))
         4.2      -   Bylaws  of  the  Registrant   (incorporated by  reference
                      to  Exhibit 3.01  to  Registrant's Registration Statement
                      on Form S-11 (File No. 333-09411))
         5.1      -   Opinion of Morrison & Foerster LLP
         8.1      -   Opinion of Morrison & Foerster LLP relating to certain tax matters
         23.1     -   Consent of Arthur Andersen LLP, independent public
                      accountants
         23.2     -   Consent of Morrison & Foerster LLP(included in Exhibit5.1)
         24.1     -   Power of Attorney (included on signature page hereto)

Item 17.  Undertakings

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

pa-330225 v14

    (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby further undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

pa-330225 v14

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on May 12, 1999.

                                              GLENBOROUGH REALTY TRUST
                                              INCORPORATED

                                              By:  /s/ Robert Batinovich
                                                   ---------------------
                                                       Chairman and
                                                       Chief Executive Officer


                                POWER OF ATTORNEY

    The undersigned hereby constitutes and appoints Robert Batinovich, Andrew Batinovich, Stephen Saul and Frank E. Austin as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-3 in connection with the sale by Glenborough Realty Trust Incorporated of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

       Signature                       Title                                                    Date

       /s/ Robert Batinovich           Chairman and Chief Executive Officer                     May 12, 1999
       ---------------------

       /s/ Andrew Batinovich           Director, President and Chief Operating Officer          May 12, 1999
       ---------------------

       /s/ Stephen Saul                Executive Vice President and Chief Financial Officer     May 12, 1999
       ----------------

       /s/ Terri Garnick               Senior Vice President and Chief Accounting Officer       May 12, 1999
       -----------------

       /s/ Richard C. Blum             Director                                                 May 12, 1999
       -------------------

       /s/ Patrick Foley               Director                                                 May 12, 1999
       -----------------

       /s/ Richard A. Magnuson         Director                                                 May 12, 1999
       -----------------------

       /s/ Laura Wallace               Director                                                 May 12, 1999
       -----------------

pa-330225 v14

                                  EXHIBIT INDEX


    Exhibit
    Number                                   Description
---------------  --------------------------------------------------------------
      4.1 Articles of Amendment and Restatement of Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.02 to Registrant's Registration Statement on
                 Form S-11 (File No. 333-09411))
      4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.01 to Registrant's Registration Statement on
                 Form S-11 (File No. 333-09411))
      5.1        Opinion of Morrison & Foerster LLP
      8.1 Opinion of Morrison & Foerster LLP relating to certain tax matters
      23.1 Consent of Arthur Andersen LLP, independent public accountants
      23.2       Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
      24.1       Power of Attorney (included on signature page hereto)


















pa-330225 v14

                                                                Exhibit 5.1
May 12, 1999



Glenborough Realty Trust Incorporated
400 South El Camino Real, Suite 1100
San Mateo, CA 94402-1708

Ladies and Gentlemen:

    We are acting as counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company"), in connection with the offer and sale from time to time by the holders of up to 1,905,093 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), that may be issued by the Company to certain holders of up to 1,905,093 units of limited partnership interest (the "Units") in Glenborough Properties, L.P. (the "Operating
Partnership"), if and to the extent that such holders tender such Units for redemption and the Company elects to redeem such Units for shares of Common Stock rather than for cash. The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended.

    In our capacity as your counsel in connection with such registration, we are familiar with the proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

    Based upon and subject to the foregoing, it is our opinion that the Company has authority pursuant to its Articles of Incorporation to issue the Shares upon compliance with the applicable provisions of the Act and such state "blue sky" or securities laws as may be applicable and upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the Shares will be legally issued, fully paid, and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading "Legal Matters" in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                        Very truly yours,



                                         /s/Morrison & Foerster LLP






pa-330225 v14

                                                              EXHIBIT 8.1

                                  May 12, 1999


Glenborough Realty Trust Incorporated
400 South El Camino Real, 11th Floor
San Mateo, California 94402

Ladies and Gentlemen:

         We have acted as special tax counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company") in connection with the offer and sale from time to time by the holders of up to 1,905,093 shares (the "Shares") of common stock of the Company, par value $.001 per share (the "Common Stock") that may be issued by the Company to certain holders of up to 1,905,093 units of limited partnership interest (the "Units") in Glenborough Properties, L.P., a California limited partnership, if and to the extent that such holders tender such Units for redemption and the Company elects to redeem such Units for shares of Common Stock rather than for cash. The Shares are the subject of a Registration Statement (the "Registration Statement") initially filed by the Company on Form S-3 with the SEC on May 12, 1999, under the Act. Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated May 12, 1999 (the "Certificate"), delivered to Morrison & Foerster LLP which provides certain representations of fact by the Company relevant to this opinion.

    You have requested our opinion as to whether the Company has operated in a manner to qualify it as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is solely for the benefit of the Company and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

    In our capacity as special tax counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Certificate; (ii) the Registration Statement and (iii) such other documents we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

    Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (i) the Company is operated and will continue to be operated in the manner described in the Certificate, (ii) the facts contained in the Registration Statement are true and complete in all material respects, and (iii) all representations of fact contained in the Certificate are true and complete in all material respects. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

    We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, qualification and taxation of the Company as a REIT under the Code depends upon the Company's ability to satisfy or maintain on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to us or assumed by us herein, our opinion should not be relied upon.

    Our opinion herein is based on existing law as contained in the Code, the Treasury Regulations promulgated thereunder, administrative pronouncements of the IRS and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge or that the courts will agree with our conclusions.

    Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that, commencing with the Company's taxable year ended December 31, 1996 through its taxable year ended December 31, 1998, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its method of operation has enabled it to so qualify, and if it operates after December 31, 1998 in the same manner as it has prior to that date, it will continue to so qualify.

    We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS and case law.

                                               Very truly yours,


                                               /s/ Morrison & Foerster LLP






pa-330225 v14

                                                              Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 15, 1999 on the consolidated financial statements of Glenborough Realty Trust Incorporated included in the Form 10-K of Glenborough Realty Trust Incorporated for the year ended December 31, 1998 and to all references to our Firm included in this registration statement.







                                               /s/ ARTHUR ANDERSEN LLP

San Francisco, California
May 12, 1999